Exhibit 10.2
CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is made as of February 1, 2009 by and between XENONICS HOLDINGS, INC., A Nevada corporation (“Company”), and Larry Curfiss (“Consultant”), and supercedes the Consulting Agreement between the parties made as of June 4, 2008.
1. Consulting Arrangement. The Company shall employ Consultant, and Consultant shall serve the Company as a Consultant.
2. Duties. Consultant shall serve as a member of the Company’s Executive Committee. Consultant will be responsible for marketing and sales of the Company’s products.
3. Term. The term of the Agreement shall be for twenty-four (24) months commencing February 1, 2009 and ending on January 31, 2011. This Agreement may be terminated by either party upon thirty (30) days’ written notice.
4. Compensation. The Company shall pay to Consultant $15,000 per month during the term of this Agreement. In addition, the Company shall grant Consultant five-year options to purchase 125,000 shares of the Company’s common stock, exercisable at $.73 per share. Such options shall vest only if: (i) the gross revenues of the Company exceed $20 million for the 2009 fiscal year; (ii) the Company shows a net profit of at least $500,000 for such fiscal year; and (iii) Consultant is performing services under this Agreement on September 30, 2009.
5.  Expenses. All travel, entertainment and other reasonable business expenses incident to the rendering of services by Consultant hereunder will be promptly paid or reimbursed by the Company subject to the submission being in accordance with the Company’s policies in effect from time to time.
6. Non-Disclosure. Consultant will not at any time after the date of this Agreement divulge, furnish, or make accessible to anyone (other than in the regular course of business of the Company) any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulas, plans, material, devices, or ideas or other know how, whether patentable or not, with respect to any confidential or secret engineering, development or research work or with respect to any confidential or secret engineering, development or research work or with respect to any other confidential or secret aspect of the business of the Company.
7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

XENONICS HOLDINGS, INC.
By:	/s/ Alan P. Magerman
Alan P. Magerman, Chairman

CONSULTANT
/s/Larry Curfiss
Larry Curfiss

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